SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC 20549

                            FORM 12b-25

                                               Commission File Number 001-03920
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                     NOTIFICATION OF LATE FILING

      (Check One): X Form 10-K    Form 11-K     Form 20-F     Form 10-Q
                  --            --            --            --

  Form N-SAR
--   For Period Ended:
                      ----------------------------------
  Transition Report on Form 10-K     Transition Report on Form 10-Q
--                                 --
  Transition Report on Form 20-F     Transition Report on Form N-SAR
--                                 --
  Transition Report on From 11-K
--
     For the Transition Period Ended:
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     Read attached instruction sheet before preparing form.  Please print or type.

     Nothing in this report shall be construed to imply that the commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the information relates:

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                                  PART I
                         REGISTRANT INFORMATION

Full name of registrant   Kinark Corporation
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Former name if applicable
                          ------------------
Address of principal executive office (street and number)
                          2250 East 73rd Street
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City, state and zip code  Tulsa, Oklahoma 74136-6832
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                            PART II
                     RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described below is reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 X   (b) The subject annual report, semi-annual report,
--- transition report on Form 10-K, 20-F, 11-K of Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                            PART III
                           NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant is unable to file its Annual Report on Form 10-K within the prescribed time period due to the recent resolution of uncertainties that had a material effect on the Registrant's consolidated financial statements for the year ended December 31, 1999.

                                 PART IV
                           OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

         Paul R. Chastain        (918)     494-0964
         ----------------      ----------------------------
         (Name)               (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
         Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s).

                        X   Yes          No
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     (3) Is it anticipated that any significant change in the
         results of operations from the corresponding period for last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                            Yes        X  No
                        ---           ---

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate ofthe results cannot be made.

                              Kinark Corporation
         --------------------------------------------------------
                (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date March 30, 2000           By /s/ Paul R. Chastain
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                                       Paul R. Chastain
                                       Executive Vice President
                                       and Chief Financial
                                       Officer